EXHIBIT 4.1

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE BORROWERS OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BORROWERS TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

HEALTHWAREHOUSE.COM, INC.
HWAREH.COM, INC.
HOCKS.COM, INC.

7% Senior Secured Promissory Note

$1,500,000.00	As of September 2, 2011

FOR VALUE RECEIVED, Healthwarehouse.com, Inc., a Delaware corporation (“Parent”), HWAREH.com, Inc. a Delaware corporation (“Subsidiary 1”) and Hocks.com, Inc., an Ohio corporation (“Subsidiary 2” and, collectively with Parent, the “Borrowers”) with principal executive offices at 7107 Industrial Blvd., Florence, KY 42042, jointly and severally promise to pay to the order of HWH Lending, LLC (the “Holder”), or registered assigns on January 15, 2013 (the “Maturity Date”), the principal amount of One Million Five Hundred Thousand dollars ($1,500,000.00) (the “Principal Amount”) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest on this Note shall accrue on the Principal Amount outstanding at a rate equal to seven percent (7%) per annum and shall be payable on the Maturity Date.  Nothing in this paragraph shall be construed as the consent by the holder of this Note to any action otherwise prohibited by the terms of this Note or as a waiver of any such prohibition.  All capitalized terms used but not otherwise defined herein have the meanings given to them in the Loan Agreement (as hereinafter defined).

This Note is one of two Notes issued pursuant to that certain Loan and Security Agreement dated as of September 2, 2011, by and between Parent, Subsidiary 1, Subsidiary 2, Milfam I L.P. and the Holder (the “Loan Agreement”).  Reference is hereby made to the Loan Agreement for a statement of all of the terms and conditions under which the Loan evidenced hereby is made and is to be repaid and of the Collateral securing the Borrowers’ obligations hereunder.

Each payment by the Borrowers pursuant to this Note shall be made without set-off or counterclaim and in immediately available funds.

Each Borrower (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees, in the event of an Event of Default, to pay to the Holder of this Note, on demand, all costs and expenses (including legal fees and expenses) incurred in connection with the enforcement and collection of this Note.

Notwithstanding any provision to the contrary contained herein, this Note is subject and entitled to certain terms, conditions, covenants and agreements contained in the Loan Agreement. Any transferee of this Note, by its acceptance hereof, assumes the obligations of the Holder in the Loan Agreement with respect to the conditions and procedures for transfer of this Note.  Reference to the Loan Agreement shall in no way impair the absolute and unconditional obligation of the Borrowers to pay both principal hereof and interest hereon as provided herein.

Additional agreements between the Borrowers and the Holder:

A.          All covenants, agreements and undertakings in this Note binding upon the Borrowers or the Holder shall bind and inure to the benefit of the successors and permitted assigns of the Borrowers and the Holder, respectively, whether so expressed or not.

B.          The Borrowers and the Holder hereby expressly and irrevocably agree that this Note shall be governed by and construed solely and exclusively in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof.  The Borrowers and the Holder hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this instrument or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the inpersonam jurisdiction of the federal and state courts located in the City, County and State of New York and agrees that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto.

C.           All notices and other communications from the Borrowers to the Holder of this Note shall be mailed by first class, registered or certified mail, postage prepaid, and/or a nationally recognized overnight courier service to the Holder’s address listed in Section 8.3 of the Loan Agreement or such other address furnished to the Borrowers in writing by the Holder.

D.          THE HOLDER AND THE BORROWERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE HOLDER OR THE BORROWERS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER’S PURCHASE OF THIS NOTE.

E.           Upon an Event of Default, the Holder of this Note shall have all of the rights set forth in section of the Loan Agreement titled “Events of Default” which is incorporated herein by reference.

F.           No terms of this Note may be amended, waived or modified except by the express written consent of the Borrowers and the Holder.

G.          All the covenants, agreements, representations and warranties contained in this Note shall bind the parties hereto and their respective heirs, executors, administrators, distributes, successors, assigns, and transferees.

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IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representatives of the Borrowers.

HEALTHWAREHOUSE.COM, INC.

By:	/s/ Lalit Dhadphale
Lalit Dhadphale
President and CEO

HWAREH.COM, INC.

By:	/s/ Lalit Dhadphale
Lalit Dhadphale
President and CEO

HOCKS.COM, INC.

By:	/s/ Lalit Dhadphale
Lalit Dhadphale
President and CEO